Exhibit 99.1

FOR IMMEDIATE RELEASE

April 9, 2024

ART’S WAY SCIENTIFIC’S GROWTH SURGES FORWARD FOR FISCAL 2024; ART’S WAY AG UTILIZES MOMENTUM FOR DIFFICULT AG MARKET AHEAD

ARMSTRONG, IOWA, April 9, 2024 – Art’s Way Manufacturing Co., Inc. (Nasdaq: ARTW) (the “Company”), a diversified manufacturer and distributor of equipment serving agricultural and research, announces its financial results for the first quarter of fiscal 2024.

	For the Three Months Ended
	(Consolidated - Continuing Operations)
	February 29, 2024	February 28, 2023
Sales	$5,723,000	$7,087,000
Operating Income (Loss)	$(537,000)	$444,000
Net Income (Loss)	$(424,000)	$350,000
EPS (Basic)	$(0.09)	$0.07
EPS (Diluted)	$(0.09)	$0.07

Weighted Average Shares Outstanding:
Basic	5,022,680	4,976,955
Diluted	5,022,680	4,976,955

Sales: Our consolidated corporate sales from continuing operations for the three- month periods ended February 29, 2024 were $ 5,723,000 compared to $7,087,000 during the same respective period in fiscal 2023, a $1,364,000, or 19.2%, decrease for the three months.

Our first quarter sales in our Agricultural Products segment were $4,236,000 compared to $5,445,000 during the same period of fiscal 2023, a decrease of $1,209,000, or 22.2%. We experienced a decrease in demand on our fall 2023 early order program for the first time in three years. While cattle and sugar commodity prices remain strong through the first fiscal quarter of 2024, corn, soybean, hog and wheat prices are all down significantly from where they were a year ago. With the softening of the agriculture economy, we are expecting decreases in farm income levels from the past two fiscal years and expect that and will continue to affect sales in our Agricultural Products segment. We are also seeing increased inventory on dealer lots compared to a year ago and in turn have seen a slowdown in orders. We have put cost-cutting measures in place to partially mitigate the effect on cash flow from decreased sales. In our first fiscal quarter for 2024, we began right-sizing our staffing, including layoffs of non-production employees and offering early retirement incentives to employees at retirement age. We plan to continue to focus on investments that move our operational improvement strategy towards increased automation and production efficiency. From a sales standpoint, we are working with dealers to help move field inventory to generate more sales opportunities for our products. We are also focused on new dealer acquisitions to penetrate geographic markets that our competitors have a stronghold on. Our engineering team is developing new products for market including a sonar-leveling kit for our beet defoliator, a litter spreader kit for our manure spreaders and technological updates to our grinder mixers.

Our first quarter sales in our Modular Buildings segment were $1,487,000 compared to $1,642,000 for the same period in fiscal 2023, a decrease of $155,000, or 9.4%. Despite a larger backlog in the first fiscal quarter of 2024 compared to the prior year, we saw a decrease in sales for the fiscal quarter. Delays on stamped drawings with state agencies hindered further progress on our contracts for the quarter. The drawings were approved in the second quarter of fiscal 2024 and we don’t expect further delays on the contracts. We reduced some of our workforce's hours when faced with these delays in the first fiscal quarter of 2024 and also built a stock agricultural building for future sale. Our Modular Buildings segment is carrying the largest backlog we have seen in 10 years as we progress into the second quarter of fiscal 2024.

Net Income (Loss): Consolidated net loss from continuing operations was $424,000 for the three-month period ended February 29, 2024, compared to net income of $350,000 for the same period in fiscal 2023. Our Modular Buildings segment remained profitable for the first fiscal quarter of 2024, despite the reduced sales. We are expecting strong sales in this segment for the remainder of fiscal 2024 as we work through our large backlog. Our Agricultural Products segment incurred a loss for the first fiscal quarter of 2024 due primarily to decreased sales and rising overhead costs. While first quarters of fiscal 2022 and 2023 brought heightened demand in the Agricultural Products segment due to strong commodity prices sales and operating results in the first fiscal quarter of 2024 were down due to lower commodity prices and resulting decreased demand. In addition, historically, the first fiscal quarter is the slowest quarter of our fiscal year. We expect the second fiscal quarter of 2024 to be improved over the first quarter as we work through our beet equipment backlog and begin to realize some of our more recent cost savings initiatives.

Income (Loss) per Share: Loss per basic and diluted share for continuing operations in the first quarter of fiscal 2024 was $0.09, compared to income per basic and diluted share of $0.07 for the same period in fiscal 2023.

Backlog: The consolidated order backlog net of discounts for continuing operations as of April 3, 2024 was $11,416,000 compared to $12,007,000 as of April 3, 2023, a 4.9% decrease.

The Agricultural Products segment order backlog was $2,476,000 as of April 3, 2024 compared to $7,798,000 in fiscal 2023, a 68.2% decrease. Our incoming orders slowed in the fall of 2023 as backlog of the previous year’s pent-up demand was filled. In February 2024, the USDA estimated a 25.5% decrease in net farm income tied to lower crop and livestock cash receipts and continued increases in production costs. We will rely on our brand reputation and product availability to drive sales activity for fiscal 2024.

The backlog for the Modular Buildings segment was $8,940,000 as of April 3, 2024, compared to $4,209,000 in fiscal 2023, a 112.4% increase. Two large research projects make up the bulk of our current backlog. We expect completion of these projects in fiscal 2024 which would put us on track for nearly a 48% revenue increase from the 2023 fiscal year. We have additional contracts and quoting activity that we expect could provide additional upside for fiscal 2024.

Our order backlog is not necessarily indicative of future revenue to be generated from such orders due to the possibility of order cancellations and dealer discount arrangements we may enter into from time to time.

“Despite a minor downturn in first quarter revenue attributable to contract delays, our Modular Buildings segment remains firmly on track to surpass growth expectations for fiscal year 2024, boasting a remarkable 112.4% surge in year-over-year backlog,” stated David King, Chief Executive Officer. “We continue to witness robust interest in the Modular Buildings segment, evidenced by a high volume of ongoing quotes.”

King further remarked, “While the challenges posed by reduced commodity prices and diminished farm income projections impacted first-quarter revenue within our Agriculture Products segment, we remain steadfast in our pursuit of strategic initiatives fostering growth and operational efficiency.  Our emphasis remains on cost reduction through our realignment program, while concurrently positioning ourselves for progressive enhancement via new product launches, integration of technology, and continual expansion of our dealer network.  As we move forward in fiscal 2024, we expect the increased demand of the Modular Buildings segment to help offset the recent softness of the Agriculture Products segment.”

Art’s-Way Manufacturing Co., Inc.

Art’s Way Manufacturing is a small, publicly traded company that specializes in equipment manufacturing. For over 65 years, it has been committed to designing and building high-quality machinery for all operations. It has approximately 125 employees in two branch locations: Art’s Way Manufacturing in Armstrong, Iowa and Art’s Way Scientific in Monona, Iowa. Art’s Way manure spreaders, forage boxes, high dump carts, bale processors, graders, land planes, sugar beet harvesters and grinder mixers are designed to optimize production, increase efficiency and meet the growing demands of customers. Art’s Way Manufacturing has two reporting segments: Agricultural Products and Modular Buildings.

For more information, contact: David King, Chief Executive Officer

712-208-8467

davidk@artsway.com

Or visit the Company’s website at www.artsway.com/

Cautionary Statements

This release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including the Company’s expectations regarding: (i) the Company’s business position; (ii) demand and potential growth within the Company’s business segments; (iii) future results, including but not limited to, revenue and margin expectations, expectations with respect to the impact of price increases, and expectations with respect to backlog and product mix; (iv) the Company’s ability to increase production with capital investments and other activities, (v) beliefs regarding the Company’s rebranding efforts and improved customer experience activities and the potential benefits resulting therefrom, and (vi) the benefits of the Company’s business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for the Company’s products; credit-worthiness of the Company’s customers; the Company’s ability to operate at lower expense levels; the Company’s ability to complete projects in a timely and efficient manner in accordance with customer specifications; the Company’s ability to renew or obtain financing on reasonable terms; the Company’s ability to repay current debt, continue to meet debt obligations and comply with financial covenants; inflation and its effect on the Company’s supply chain and demand for its products, domestic and international economic conditions; the Company’s ability to attract and maintain an adequate workforce in a competitive labor market; any future COVID-19 setbacks; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by any of the Company’s operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. Readers are cautioned not to place undue reliance upon any such forward-looking statements. The Company does not intend to update forward-looking statements other than as required by law.